Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs 208 384 3638	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: May 6, 2021

Boise Cascade Company Reports First Quarter 2021 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $149.2 million, or $3.76 per share, on sales of $1.8 billion for the first quarter ended March 31, 2021, compared with net income of $12.2 million, or $0.31 per share, on sales of $1.2 billion for the first quarter ended March 31, 2020. First quarter 2020 results included $15.0 million and $1.7 million, respectively, of pre-tax accelerated depreciation and other curtailment related costs, or $0.32 per share after-tax, due to the permanent curtailment of I-joist production at our Roxboro, North Carolina, facility.

    “I am very proud of our associates across the Company and am inspired by their tireless efforts to work safely and support the needs of our customer and supplier partners during these extraordinary market conditions. Their dedication and execution were key to delivering tremendous financial results in the first quarter,” commented Nate Jorgensen, CEO. “Our proven Values have served us incredibly well as we have navigated through the pandemic and will continue to be our foundation moving forward. We also effectively deployed our succession planning process as we start 2021, and I am confident that Jeff and Kelly, supported by their strong teams, are ready to lead in their new roles. The demand outlook for new residential construction remains strong. We are looking forward to the future and the continued execution of our strategy.”

First Quarter 2021 Highlights

	1Q 2021	1Q 2020	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,821,316	$1,170,534	56%
Net income	149,156	12,200	1,123%
Net income per common share - diluted	3.76	0.31	1,113%
Adjusted EBITDA [1]	224,935	59,619	277%
Segment Results
Wood Products sales	$432,335	$320,061	35%
Wood Products income	97,052	3,763	2,479%
Wood Products EBITDA [1]	110,398	33,366	231%
Building Materials Distribution sales	1,634,777	1,049,997	56%
Building Materials Distribution income	120,219	29,302	310%
Building Materials Distribution EBITDA [1]	126,038	34,646	264%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

As both a manufacturer and a distributor, our first quarter 2021 financial results were favorably impacted by higher commodity wood products pricing compared to pricing in the same period last year. The momentum of robust construction activity experienced in the latter half of 2020 continued throughout first quarter 2021, with stronger than typical demand during the winter months. Across commodity product lines, product demand in the first quarter exceeded supply, and certain producers also struggled with production due to raw material constraints or winter storms, causing significant increases in commodity products prices. While not subject to the significant price fluctuations of commodity products, demand also exceeded supply for many of the general line products and engineered wood products (EWP) distributed by Building Materials Distribution (BMD). Our BMD warehouse sales were strong throughout the first quarter as our retail lumberyard customers relied on our broad base of inventory and high service levels to minimize their working capital investment given historically high commodity product prices. In addition, we have had strong demand from our home center customers in response to elevated repair and remodel and "do-it-yourself" activity as people are spending more time at home during the pandemic.

In the first quarter 2021, total U.S. housing starts increased 10% compared to the same period in 2020. Single-family housing starts, the primary driver of our sales volumes, also increased 20%.

Wood Products

    Wood Products' sales, including sales to BMD, increased $112.3 million, or 35%, to $432.3 million for the three months ended March 31, 2021, from $320.1 million for the three months ended March 31, 2020. The increase in sales was driven primarily by higher plywood and lumber prices, as well as higher sales volumes for I-joists. Net sales prices for I-joists and LVL (collectively referred to as EWP) also increased compared to the prior period. These increases were offset partially by lower sales volumes for LVL and plywood. The lower volume for plywood sales reflects our continued work to optimize veneer into EWP production, as well as rolling curtailments at our Elgin plywood facility as we manage environmental permits and log supply availability, periodic short-term disruptions related to COVID-19, and a significant winter storm in Louisiana during February 2021. Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	1Q 2021 vs. 1Q 2020	1Q 2021 vs. 4Q 2020

Average Net Selling Prices
LVL	3%	5%
I-joists	3%	9%
Plywood	108%	37%
Sales Volumes
LVL	(7)%	2%
I-joists	20%	4%
Plywood	(5)%	(1)%

Wood Products' segment income increased $93.3 million to $97.1 million for the three months ended March 31, 2021, from $3.8 million for the three months ended March 31, 2020. The increase in segment income was due primarily to higher plywood, lumber and EWP sales prices, as well as higher I-joists sales volumes. In addition, first quarter 2020 results included accelerated depreciation and amortization expense and loss on curtailment of facility of $15.0 million and $1.7 million, respectively, related to the permanent curtailment of I-joist production at our Roxboro, North Carolina facility. These improvements were offset partially by higher wood fiber and other manufacturing costs.

Building Materials Distribution

    BMD's sales increased $584.8 million, or 56%, to $1,634.8 million for the three months ended March 31, 2021, from $1,050.0 million for the three months ended March 31, 2020. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume and sales price increases of 34% and 22%, respectively. By product line, commodity sales increased 106%, general line product sales increased 19%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 21%.

BMD segment income increased $90.9 million to $120.2 million for the three months ended March 31, 2021, from $29.3 million in the comparative prior year quarter. The improvement in segment income was driven by a gross margin increase of $115.3 million, resulting primarily from improved sales volumes and gross margins on substantially all product lines, particularly commodity products, compared with first quarter 2020. The margin improvement was offset partially by increased selling and distribution expenses and general and administrative expenses of $20.5 million and $3.4 million, respectively.

Unallocated Corporate Costs

Unallocated corporate expenses increased $4.5 million to $12.0 million for the three months ended March 31, 2021, from $7.5 million for the same period in the prior year. The increase was due primarily to higher employee-related expenses, most of which relates to incentive compensation.

Balance Sheet and Liquidity

    Boise Cascade ended first quarter 2021 with $457.0 million of cash and cash equivalents and $345.3 million of undrawn committed bank line availability, for total available liquidity of $802.3 million. The Company had $444.0 million of outstanding debt at March 31, 2021.

We expect capital expenditures in 2021 to total approximately $90 million to $100 million. Included in our capital spending range is the completion of a log utilization center project at our Florien plywood and veneer plant, a new door assembly operation in Houston, and expansion of our distribution capabilities in the Nashville market. This level of capital expenditures could increase or decrease as a result of a number of factors, including acquisitions, efforts to accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

Dividends

    On May 6, 2021, our board of directors declared a quarterly dividend of $0.10 per share on our common stock, payable on June 15, 2021, to stockholders of record on June 1, 2021.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, contractual obligations, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors that our board of directors may deem relevant.

Outlook

    Wood Products continues to experience periodic short-term disruptions at many locations due to COVID-19 as we continue efforts to increase production rates in response to strong end-product demand, particularly for our EWP. In addition, we have experienced COVID-19 related short-term disruptions at our BMD locations, and our activity levels across our distribution network continue to vary widely as COVID-19 or weather impacts geographies across the U.S. to differing degrees. Furthermore, supply side constraints across product lines and lean inventories throughout the supply chain have limited the industry's ability to meet underlying demand. We continue to conduct business with modifications to mill and distribution center housekeeping and cleanliness protocols, employee travel, employee work locations, and virtualization or cancellation of certain sales and marketing events, among other modifications. In addition, we continue to actively monitor evolving developments and may take actions that alter our business operations as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, suppliers, communities, and stockholders.

While there continues to be a heightened level of economic uncertainty due to the pandemic, low mortgage rates, continuation of work-from-home practices by many in the economy, and demographics in the U.S. have created a favorable demand environment for new residential construction, particularly single-family housing starts, which we expect to continue in 2021 and into next year. Furthermore, with homeowners spending more time at home, repair and remodel spending may remain elevated as homeowners invest in existing homes. As of April 2021, the Blue Chip Economic Indicators consensus forecast for 2021 and 2022 single- and multi-family housing starts in the U.S. were 1.55 million and 1.54 million units, respectively, compared with actual housing starts of 1.38 million in 2020, as reported by the U.S. Census Bureau. Although we believe that current U.S. demographics support the higher level of forecasted housing starts, and many national home builders are reporting strong near-

term backlogs, supply induced constraints on residential construction and repair-and-remodeling activity may continue to extend build times and limit activity.

Strong demand when coupled with capacity constraints in first quarter 2021 created supply/demand imbalances in the marketplace and historically high pricing levels for commodity lumber and panel products. Future commodity product pricing will be dependent on the impact of COVID-19 on residential construction, capacity restoration and industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns. As a wholesale distributor of a broad mix of commodity products and a manufacturer of certain commodity products, our sales and profitability are influenced by changes in commodity product prices.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss first quarter earnings on Friday, May 7, 2021, at 11 a.m. Eastern.

    To participate in the conference call, dial 844-795-4410 and use participant passcode 5849652 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

    A replay of the conference call will be available from Friday, May 7, 2021, at 2 p.m. Eastern through Friday, May 14, 2021, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 5849652. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended
	March 31		December 31, 2020
	2021	2020

Sales	$1,821,316	$1,170,534	$1,472,231

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,450,434	992,270	1,233,182
Depreciation and amortization	19,539	35,332	19,909
Selling and distribution expenses	120,917	99,463	102,366
General and administrative expenses	25,262	16,084	17,737
Loss on curtailment of facility	—	1,669	—
Other (income) expense, net	(97)	169	(103)
	1,616,055	1,144,987	1,373,091

Income from operations	205,261	25,547	99,140

Foreign currency exchange gain (loss)	154	(873)	556
Pension expense (excluding service costs)	(19)	(387)	(6,466)
Interest expense	(5,875)	(6,421)	(6,167)
Interest income	59	655	41
Change in fair value of interest rate swaps	1,024	(2,314)	255
	(4,657)	(9,340)	(11,781)

Income before income taxes	200,604	16,207	87,359
Income tax provision	(51,448)	(4,007)	(61,358)
Net income	$149,156	$12,200	$26,001

Weighted average common shares outstanding:
Basic	39,355	39,163	39,317
Diluted	39,630	39,405	39,587

Net income per common share:
Basic	$3.79	$0.31	$0.66
Diluted	$3.76	$0.31	$0.66

Dividends declared per common share	$0.10	$0.10	$0.10

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2020
	2021	2020

Segment sales	$432,335	$320,061	$358,661

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	308,608	274,034	292,425
Depreciation and amortization	13,346	29,603	13,669
Selling and distribution expenses	8,999	7,984	8,147
General and administrative expenses	4,319	3,012	3,508
Loss on curtailment of facility	—	1,669	—
Other (income) expense, net	11	(4)	64
	335,283	316,298	317,813

Segment income	$97,052	$3,763	$40,848

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	71.4%	85.6%	81.5%
Depreciation and amortization	3.1%	9.2%	3.8%
Selling and distribution expenses	2.1%	2.5%	2.3%
General and administrative expenses	1.0%	0.9%	1.0%
Loss on curtailment of facility	—%	0.5%	—%
Other (income) expense, net	—%	—%	—%
	77.6%	98.8%	88.6%

Segment income	22.4%	1.2%	11.4%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2020
	2021	2020

Segment sales	$1,634,777	$1,049,997	$1,330,078

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,387,351	917,841	1,156,836
Depreciation and amortization	5,819	5,344	5,846
Selling and distribution expenses	111,920	91,423	94,162
General and administrative expenses	9,581	6,135	6,322
Other (income) expense, net	(113)	(48)	(169)
	1,514,558	1,020,695	1,262,997

Segment income	$120,219	$29,302	$67,081

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.9%	87.4%	87.0%
Depreciation and amortization	0.4%	0.5%	0.4%
Selling and distribution expenses	6.8%	8.7%	7.1%
General and administrative expenses	0.6%	0.6%	0.5%
Other (income) expense, net	—%	—%	—%
	92.6%	97.2%	95.0%

Segment income	7.4%	2.8%	5.0%

Segment Information
(in thousands) (unaudited)

	Three Months Ended
	March 31		December 31, 2020
	2021	2020
Segment sales
Wood Products	$432,335	$320,061	$358,661
Building Materials Distribution	1,634,777	1,049,997	1,330,078
Intersegment eliminations	(245,796)	(199,524)	(216,508)
Total net sales	$1,821,316	$1,170,534	$1,472,231

Segment income
Wood Products	$97,052	$3,763	$40,848
Building Materials Distribution	120,219	29,302	67,081
Total segment income	217,271	33,065	107,929
Unallocated corporate costs	(12,010)	(7,518)	(8,789)
Income from operations	$205,261	$25,547	$99,140

Segment EBITDA (a)
Wood Products	$110,398	$33,366	$54,517
Building Materials Distribution	126,038	34,646	72,927

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2021	December 31, 2020

ASSETS

Current
Cash and cash equivalents	$456,982	$405,382
Receivables
Trade, less allowances of $1,840 and $1,111	540,197	375,865
Related parties	416	201
Other	12,261	15,067
Inventories	611,700	503,480
Prepaid expenses and other	11,304	8,860
Total current assets	1,632,860	1,308,855

Property and equipment, net	456,067	461,456
Operating lease right-of-use assets	60,065	62,447
Finance lease right-of-use assets	28,744	29,523
Timber deposits	10,025	11,761
Goodwill	60,382	60,382
Intangible assets, net	16,268	16,574
Deferred income taxes	7,329	7,460
Other assets	6,997	7,260
Total assets	$2,278,737	$1,965,718

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	March 31, 2021	December 31, 2020

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$457,132	$307,653
Related parties	1,026	1,199
Accrued liabilities
Compensation and benefits	87,907	118,400
Income taxes payable	60,677	8,101
Interest payable	5,011	8,477
Other	84,761	80,172
Total current liabilities	696,514	524,002

Debt
Long-term debt	444,001	443,792

Other
Compensation and benefits	27,176	25,951
Operating lease liabilities, net of current portion	53,437	56,001
Finance lease liabilities, net of current portion	31,059	31,607
Deferred income taxes	15,783	18,263
Other long-term liabilities	15,506	15,303
	142,961	147,125

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,698 and 44,568 shares issued, respectively	447	446
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	537,431	538,006
Accumulated other comprehensive loss	(1,082)	(1,078)
Retained earnings	597,374	452,334
Total stockholders' equity	995,261	850,799
Total liabilities and stockholders' equity	$2,278,737	$1,965,718

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended March 31
	2021	2020
Cash provided by (used for) operations
Net income	$149,156	$12,200
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	19,950	35,859
Stock-based compensation	2,092	1,674
Pension expense	19	555
Deferred income taxes	(2,244)	1,197
Change in fair value of interest rate swaps	(1,024)	2,314
Loss on curtailment of facility (excluding severance)	—	1,438
Other	4	155
Decrease (increase) in working capital
Receivables	(161,833)	(108,229)
Inventories	(108,220)	(39,045)
Prepaid expenses and other	(2,444)	(3,205)
Accounts payable and accrued liabilities	125,064	55,629
Pension contributions	(78)	(726)
Income taxes payable	52,565	(2,111)
Other	(756)	(172)
Net cash provided by (used for) operations	72,251	(42,467)

Cash provided by (used for) investment
Expenditures for property and equipment	(13,301)	(18,563)
Proceeds from sales of assets and other	136	103
Net cash used for investment	(13,165)	(18,460)

Cash provided by (used for) financing
Dividends paid on common stock	(4,440)	(4,645)
Tax withholding payments on stock-based awards	(2,729)	(3,309)
Other	(317)	(1,364)
Net cash used for financing	(7,486)	(9,318)

Net increase (decrease) in cash and cash equivalents	51,600	(70,245)

Balance at beginning of the period	405,382	285,237

Balance at end of the period	$456,982	$214,992

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2020 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2021 and 2020, and December 31, 2020:

	Three Months Ended
	March 31		December 31, 2020
	2021	2020
	(in thousands)
Net income	$149,156	$12,200	$26,001
Interest expense	5,875	6,421	6,167
Interest income	(59)	(655)	(41)
Income tax provision	51,448	4,007	61,358
Depreciation and amortization	19,539	35,332	19,909
EBITDA	225,959	57,305	113,394
Change in fair value of interest rate swaps	(1,024)	2,314	(255)
Adjusted EBITDA	$224,935	$59,619	$113,139

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended March 31, 2021 and 2020, and December 31, 2020:

	Three Months Ended
	March 31		December 31, 2020
	2021	2020
	(in thousands)
Wood Products
Segment income	$97,052	$3,763	$40,848
Depreciation and amortization	13,346	29,603	13,669
EBITDA	$110,398	$33,366	$54,517

Building Materials Distribution
Segment income	$120,219	$29,302	$67,081
Depreciation and amortization	5,819	5,344	5,846
EBITDA	$126,038	$34,646	$72,927

Corporate
Unallocated corporate costs	$(12,010)	$(7,518)	$(8,789)
Foreign currency exchange gain (loss)	154	(873)	556
Pension expense (excluding service costs)	(19)	(387)	(6,466)
Change in fair value of interest rate swaps	1,024	(2,314)	255
Depreciation and amortization	374	385	394
EBITDA	(10,477)	(10,707)	(14,050)
Change in fair value of interest rate swaps	(1,024)	2,314	(255)
Corporate adjusted EBITDA	$(11,501)	$(8,393)	$(14,305)

Total Company adjusted EBITDA	$224,935	$59,619	$113,139